   EXHIBIT 99

TRIBUNE REPORTS 2004 SECOND QUARTER RESULTS
Publishing revenues up 3%; Television revenues up 4%

CHICAGO, July 15, 2004—Tribune Company (NYSE: TRB) today reported second quarter 2004 diluted earnings per share (EPS) of $.29 compared with $.67 in the second quarter of 2003.

Publishing operating profit in the 2004 second quarter included two pretax charges: $17 million, or $.703 per diluted share, for the elimination of 375 positions and $35 million, or $.06 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York. On June 17th, the Company announced that both newspapers would be reducing their reported daily and Sunday circulation for both the twelve months ended September 2003 and the six months ended March 2004. Since that time, the ongoing internal investigation has identified additional misstatements for these periods, as well as misstatements that impact 2001 and 2002.

The 2004 second quarter results also included a net non-operating loss of $.24 per diluted share, which primarily relates to the early retirement of debt completed on March 29. The 2003 second quarter results included a net non-operating gain of $.10 per diluted share.

Tribune presents earnings per share amounts on a generally accepted accounting principles (“GAAP”) basis only. This differs from the pro forma earnings per share amounts supplied by broker analysts to databases such as First Call.

“In the second quarter, we moved aggressively to address circulation misstatements at Newsday and Hoy in New York, where ethical lapses occurred that are unacceptable and wholly out of character with Tribune’s history of business integrity,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “We also initiated expense reductions in the publishing group in the face of softening revenues at the Los Angeles Times. Results for the majority of our newspapers and our broadcasting group were good, and we have demonstrated our confidence in the future with accelerated stock repurchases,” he added.

SECOND QUARTER 2004 RESULTS1

CONSOLIDATED

Tribune’s 2004 second quarter operating revenues increased 3 percent to $1.50 billion from $1.45 billion in the 2003 second quarter. Consolidated cash operating expenses increased $95 million, or 9 percent, in the second quarter of 2004. Operating cash flow

1“Operating profit” for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes. “Operating cash flow” is defined as operating profit before depreciation and amortization. “Cash operating expenses” are defined as operating expenses before depreciation and amortization. Tables accompanying this release include a reconciliation of operating profit to operating cash flow and operating expenses to cash operating expenses.

was down 11 percent to $379 million compared with the second quarter of 2003. Tribune’s operating profit decreased 14 percent to $319 million, compared with $370 million in 2003.

PUBLISHING

Publishing’s second quarter operating revenues were $1.0 billion, up 3 percent from last year’s second quarter. Publishing cash operating expenses rose by 13 percent; 7 percentage points, or $52 million, of the increase is attributable to the two charges discussed below. Publishing operating cash flow was $217 million, a 22 percent decrease from $279 million in the second quarter of 2003. Publishing operating profit decreased 27 percent to $171 million, down from $235 million in 2003.

Second quarter 2004 publishing operating profit included a pretax charge of $17 million, or $.03 per share, related to the elimination of 375 positions. These position eliminations will result in compensation expense savings of approximately $12 million in the second half of 2004 and $25 million for full year 2005. The publishing business units expect to save an additional $24 million in the second half of 2004 through other expense reduction actions.

During the second quarter of 2004, the Company recorded a pretax charge of $35 million, or $.06 per share, as its estimate of the cost to settle with advertisers related to the reduced reported circulation at Newsday and Hoy, New York, based upon facts available at this time. These newspapers have been cooperating with the Audit Bureau of Circulations (ABC), and a Tribune Company internal audit of their reported circulation is ongoing. The Company will continue to evaluate the adequacy of this $35 million reserve on an ongoing basis, as the audits are completed and negotiations with advertisers proceed.

   Management Discussion

•	Retail advertising revenues rose 5 percent for the quarter. Increases in food, health care, furniture/home furnishing and electronics were partially offset by a decline in department stores. Preprint revenues increased 9 percent, led by an 18 percent increase in Los Angeles, a 10 percent increase in Chicago and an 18 percent increase in Hartford.

•	National advertising was up 2 percent for the quarter with increases in the financial and movies/ entertainment categories, partially offset by decreases in hi-tech, travel/resorts and auto manufacturers.

•	Classified advertising was up 6 percent for the quarter. Help wanted revenues for the group were up 16 percent: Los Angeles was up 15 percent, New York rose 8 percent and Chicago rose 8 percent. Real estate revenues increased 5 percent for the quarter and auto revenues were flat.

•	Interactive revenues, which are included in the above categories, were $31 million, up 38 percent, due to strength in classified and banner/sponsorship advertising.

•	CareerBuilder network revenues increased 82 percent from last year’s second quarter.

•	In addition to the impact of the two previously discussed charges, higher newsprint prices, increased retirement and other benefit expenses and new publications also contributed to the increase in cash operating expenses. Newsprint and ink expense was 11 percent higher than 2003 as newsprint cost per ton was up 12 percent while consumption decreased slightly.

BROADCASTING AND ENTERTAINMENT

Broadcasting and Entertainment’s second quarter operating revenues increased 3 percent to $450 million, up from $436 million in 2003. Cash operating expenses were up almost 1 percent in the second quarter of 2004. Operating cash flow was $174 million, up 7 percent from $162 million in 2003. Operating profit rose 8 percent to $160 million from $149 million last year.

Television’s second quarter revenues increased 4 percent to $368 million, up from $354 million in 2003. Television cash operating expenses rose 1 percent from last year. Television operating cash flow was $167 million, a 7 percent increase from $156 million in the second quarter of 2003. Television operating profit rose 8 percent to $155 million, up from $144 million in 2003.

   Management Discussion

•	Television revenues increased 4 percent compared to the second quarter of 2003, when they were up 12 percent over 2002.

•	Television cash operating expenses were up 1 percent compared with last year primarily due to higher benefits expense, partially offset by lower broadcast rights amortization.

•	Television advertising growth was driven by gains in the fast food and telecom categories, offset by softness in movies and packaged goods.

•	Television’s operating cash flow margin was 45.4 percent, up from 44.0 percent in 2003.

EQUITY RESULTS

Net equity income was $4.4 million in the second quarter of 2004, compared with $1.5 million in the second quarter of 2003. The improvement was primarily due to increased equity income from TV Food Network.

NON-OPERATING ITEMS

In the 2004 second quarter, Tribune recorded a net after-tax non-operating loss of $80 million, or $.24 per diluted share, while in the 2003 second quarter the Company recorded a net after-tax non-operating gain of $32 million, or $.10 per diluted share. Non-operating items in the second quarter of 2004 included an after-tax loss of $88 million, or $.26 per diluted share, from the early retirement of $620 million of debt at a pretax cash premium of $137 million and an after-tax gain of $12 million, or $.04 per diluted share, from marking-to-market the Company’s PHONES derivatives and related Time Warner investment. Non-operating items in the second quarter of 2003 included an after-tax gain of $33 million, or $.10 per diluted share, from marking-to-market the Company’s PHONES derivatives and related Time Warner investment.

ADDITIONAL FINANCIAL DETAILS

Corporate expenses for the 2004 second quarter decreased to $13 million from $14 million in the second quarter of 2003.

Net interest expense for the 2004 second quarter decreased to $35 million, down 28 percent from $49 million in the second quarter of 2003, as higher interest rate debt was retired and replaced with commercial paper. Debt, excluding the PHONES, increased to approximately $2.2 billion at the end of the 2004 second quarter from a balance of $2.0 billion at the end of the first quarter of 2004, primarily related to the buy back of stock. The Company repurchased 11.0 million shares of its stock in the 2004 second quarter.

The effective tax rate in the 2004 second quarter was 40.0 percent, compared with 38.7 percent in the 2003 second quarter.

Capital expenditures were about $47 million in the second quarter of 2004.

2004 SECOND HALF OUTLOOK

Consolidated revenues for the second half of 2004 are expected to grow in the 4 percent range and will continue to be affected by many factors, including changes in national and local economic conditions, consumer confidence, job creation and unemployment rates. Consolidated operating expenses for the second half of 2004 are expected to increase 2.5 to 3 percent due to higher expenses for retirement and medical plans, newsprint and the impact of new publications; it also assumes that no additional charges will be required related to the settlement with advertisers at Newsday and Hoy, New York. Second half 2004 interest expense is expected to decrease from 2003 due to a lower average debt level and the impact of the debt refinancing in the second quarter of 2004. The effective income tax rate for 2004 is expected to be approximately 39 percent.

WEBCAST OF CONFERENCE CALL

Today at 8 a.m. (CDT), a live Webcast of the 2004 second quarter conference call will be accessible through www.tribune.com and www.ccbn.com. An archive of the Webcast will be available on these sites from July 15 through July 22. More information about Tribune is available at www.tribune.com or by calling 800/757-1694.

TRIBUNE (NYSE: TRB) is one of the country’s premier media companies, operating businesses in broadcasting and publishing. It reaches more than 80 percent of U.S. households and is the only media organization with television stations, newspapers and Web sites in the nation’s top three markets. In publishing, Tribune operates 14 leading daily newspapers including the Los Angeles Times, Chicago Tribune, Newsday and Spanish-language Hoy, plus a wide range of targeted publications. The company’s broadcasting group operates 26 television stations; Superstation WGN on national cable; WGN-AM in Chicago; and the Chicago Cubs baseball team. Popular news and information Web sites complement Tribune’s print and broadcast properties and extend the Company’s nationwide audience.

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. Such comments and statements should be understood in the context of Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report and quarterly 10-Q report, which contain a discussion of various factors that may affect the company’s business. Information relating to the estimated cost of settlement with Newsday and Hoy, New York, advertisers is based on facts currently available. Any of these factors could cause actual future performance to differ materially from current expectations. Tribune Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. This press release is being furnished to the Securities and Exchange Commission through a Form 8-K.

MEDIA CONTACT: Gary Weitman 312/222-3394 (Office) 312/222-1573 (Fax) gweitman@tribune.com	INVESTOR CONTACT: Ruthellyn Musil 312/222-3787 (Office) 312/222-1573 (Fax) rmusil@tribune.com

TRIBUNE COMPANY
SECOND QUARTER RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	SECOND QUARTER (A)
	2004	2003	% Change
OPERATING REVENUES	$ 1,495,931	$ 1,449,626	3.2
OPERATING EXPENSES (B)	1,177,174	1,080,107	9.0

OPERATING PROFIT (C)	318,757	369,519	(13.7)

Net Income on Equity Investments	4,385	1,508	NM
Interest Income	1,023	1,906	(46.3)
Interest Expense	(36,247)	(50,651)	(28.4)
Non-Operating Items (D)	(127,401)	52,007	NM

Income Before Income Taxes	160,517	374,289	(57.1)

Income Taxes	(64,131)	(144,787)	(55.7)

NET INCOME	96,386	229,502	(58.0)

Preferred Dividends, net of tax	(2,077)	(6,105)	(66.0)

Net Income Attributable to Common Shares	$ 94,309	$ 223,397	(57.8)

EARNINGS PER SHARE
Basic	$ .29	$ .72	(59.7)

Diluted (E)	$ .29	$ .67	(56.7)

DIVIDENDS PER COMMON SHARE	$ .12	$ .11	9.1

Weighted Average Common Shares Outstanding (F)	324,296	310,530	4.4

(A)	2004 second quarter: March 29, 2004 to June 27, 2004. (13 weeks) 2003 second quarter: March 31, 2003 to June 29, 2003. (13 weeks)

(B)

Operating expenses for 2004 include a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $35 million, or $.06 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The second quarter of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 20,229	$ 12,340	$ .04
Loss on early debt retirement (2)	(140,506)	(87,549)	(.26)
Other, net	(7,124)	(4,346)	(.02)

Total non-operating items	$(127,401)	$(79,555)	$ (.24)

The second quarter of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 53,632	$ 32,823	$ .10
Other, net	(1,625)	(995)	–

Total non-operating items	$ 52,007	$ 31,828	$ .10

(1)	Gain on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	Loss on early debt retirement relates to the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(E)

For the second quarter of 2003, diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Company has certain other convertible securities which were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the second quarter:

	Second Quarter
	2004	2003
Net income	$ 96,386	$ 229,502
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(2,409)
Dividends for Series C, D-1 and D-2 preferred stock	(2,077)	(2,063)
LYONs interest expense, net of tax	–	1,324

Adjusted net income	$ 94,309	$ 226,354

Weighted average common shares outstanding	324,296	310,530
Assumed conversion of Series B preferred shares into common	–	15,970
Assumed exercise of stock options, net of common
shares assumed repurchased	5,627	7,107
Assumed conversion of LYONs debt securities	–	5,871

Adjusted weighted average common
shares outstanding	329,923	339,478

Diluted earnings per share	$ .29	$ .67

(F)	The number of common shares outstanding, in thousands, at June 27, 2004 was 318,745.

TRIBUNE COMPANY
FIRST HALF RESULTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)
	FIRST HALF (A)
	2004	2003	% Change
OPERATING REVENUES	$ 2,828,248	$ 2,739,673	3.2
OPERATING EXPENSES (B)	2,236,216	2,093,745	6.8

OPERATING PROFIT (C)	592,032	645,928	(8.3)

Net Income (Loss) on Equity Investments	12	(7,506)	NM
Interest Income	2,299	3,981	(42.3)
Interest Expense	(82,925)	(101,598)	(18.4)
Non-Operating Items (D)	(153,980)	64,838	NM

Income Before Income Taxes	357,438	605,643	(41.0)

Income Taxes	(140,372)	(234,989)	(40.3)

NET INCOME	217,066	370,654	(41.4)

Preferred Dividends, net of tax	(4,154)	(12,336)	(66.3)

Net Income Attributable to Common Shares	$ 212,912	$ 358,318	(40.6)

EARNINGS PER SHARE
Basic	$ .65	$ 1.16	(44.0)

Diluted (E)	$ .64	$ 1.08	(40.7)

DIVIDENDS PER COMMON SHARE	$ .24	$ .22	9.1

Weighted Average Common Shares Outstanding (F)	326,799	308,748	5.8

(A)	2004 first half: Dec. 29, 2003 to June 27, 2004. (26 weeks) 2003 first half: Dec. 30, 2002 to June 29, 2003. (26 weeks)

(B)

Operating expenses for 2004 include a charge of $17 million, or $.03 per diluted share, for the elimination of 375 positions in the publishing group and a charge of $35 million, or $.06 per diluted share, related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)	Operating profit excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

(D)	The first half of 2004 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Loss on derivatives and related investments (1)	$(25,272)	$(15,416)	$ (.04)
Loss on early debt retirement (2)	(140,506)	(87,549)	(.26)
Gain on sales of subsidiaries and investments, net (3)	18,874	11,513.03
Other, net	(7,076)	(4,316)	(.02)

Total non-operating items	$(153,980)	$(95,768)	$ (.29)

The first half of 2003 included the following non-operating items:

	Pretax Gain (Loss)	After-tax Gain (Loss)	Diluted EPS
Gain on derivatives and related investments (1)	$ 16,737	$ 10,243	$ .03
Gain on sales of subsidiaries and investments, net (3)	51,938	31,786.09
Other, net	(3,837)	(2,348)	–

Total non-operating items	$ 64,838	$ 39,681	$ .12

(1)	Gain (loss) on derivatives and related investments represents the net change in fair values of the Company’s PHONES derivatives and related Time Warner shares.

(2)	Loss on early debt retirement relates to the retirement of $620 million of debt in the second quarter of 2004 at a cash premium of $137 million.

(3)

In 2004, gain on sales of subsidiaries and investments relates primarily to the sale of the Company’s 50% interest in La Opinion. In 2003, gain on sales of subsidiaries and investments relates primarily to the divestiture of the assets of Denver radio station KKHK-FM, now known as KQMT-FM, which were exchanged for the assets of KWBP-TV, Portland, Ore.

(E)

For the first half of 2003, diluted EPS was computed assuming that the Series B convertible preferred shares and the LYONs debt securities were converted into common shares. The Series B convertible preferred shares were converted into 15.4 million shares of common stock on Dec. 16, 2003 and the LYONs were converted into approximately seven million shares of common stock during June 2003. Also, for both years, weighted average common shares outstanding was adjusted for the dilutive effect of stock options. The Company has certain other convertible securities which were not included in the calculation of diluted EPS because their effects were antidilutive. Following are the calculations for the first half:

	First Half
	2004	2003
Net income	$ 217,066	$ 370,654
Additional ESOP contribution required assuming Series B
preferred shares were converted, net of tax	–	(4,857)
Dividends for Series C, D-1 and D-2 preferred stock	(4,154)	(4,126)
LYONs interest expense, net of tax	–	2,884

Adjusted net income	$ 212,912	$ 364,555

Weighted average common shares outstanding	326,799	308,748
Assumed conversion of Series B preferred shares into common	–	16,098
Assumed exercise of stock options, net of common
shares assumed repurchased	6,206	6,857
Assumed conversion of LYONs debt securities	–	6,423

Adjusted weighted average common
shares outstanding	333,005	338,126

Diluted earnings per share	$ .64	$ 1.08

(F)	The number of common shares outstanding, in thousands, at June 27, 2004 was 318,745.

TRIBUNE COMPANY
BUSINESS SEGMENT DATA (Unaudited)
(In thousands)

	SECOND QUARTER			FIRST HALF
	2004	2003	% Change	2004	2003	% Change
PUBLISHING
Operating Revenues	$ 1,045,864	$ 1,013,635	3.2	$ 2,049,447	$ 1,987,218	3.1
Cash Operating Expenses (A) (B)	(828,665)	(734,743)	12.8	(1,597,607)	(1,465,733)	9.0

Operating Cash Flow (C) (D)	217,199	278,892	(22.1)	451,840	521,485	(13.4)
Depreciation and Amortization Expense	(46,148)	(44,240)	4.3	(91,241)	(89,232)	2.3

Total Operating Profit (D)	$ 171,051	$ 234,652	(27.1)	$ 360,599	$ 432,253	(16.6)

BROADCASTING AND ENTERTAINMENT
Operating Revenues
Television	$ 367,928	$ 353,851	4.0	$ 674,367	$ 643,107	4.9
Radio/Entertainment	82,139	82,140	–	104,434	109,348	(4.5)

Total Operating Revenues	450,067	435,991	3.2	778,801	752,455	3.5

Cash Operating Expenses (A)
Television	(200,773)	(198,089)	1.4	(393,050)	(383,412)	2.5
Radio/Entertainment	(75,626)	(75,875)	(0.3)	(102,368)	(105,549)	(3.0)

Total Cash Operating Expenses	(276,399)	(273,964)	0.9	(495,418)	(488,961)	1.3

Operating Cash Flow (C) (D)
Television	167,155	155,762	7.3	281,317	259,695	8.3
Radio/Entertainment	6,513	6,265	4.0	2,066	3,799	(45.6)

Total Operating Cash Flow	173,668	162,027	7.2	283,383	263,494	7.5

Depreciation and Amortization Expense
Television	(11,974)	(11,632)	2.9	(23,733)	(21,527)	10.2
Radio/Entertainment	(1,283)	(1,375)	(6.7)	(2,620)	(2,750)	(4.7)

Total Depreciation and Amortization Expense	(13,257)	(13,007)	1.9	(26,353)	(24,277)	8.6

Operating Profit (D)
Television	155,181	144,130	7.7	257,584	238,168	8.2
Radio/Entertainment	5,230	4,890	7.0	(554)	1,049	NM

Total Operating Profit	$ 160,411	$ 149,020	7.6	$ 257,030	$ 239,217	7.4

CORPORATE EXPENSES
Operating Cash Flow (C) (D)	$ (12,297)	$ (13,617)	(9.7)	$ (24,768)	$ (24,477)	1.2
Depreciation and Amortization Expense	(408)	(536)	(23.9)	(829)	(1,065)	(22.2)

Total Operating Loss (D)	$ (12,705)	$ (14,153)	(10.2)	$ (25,597)	$ (25,542)	0.2

CONSOLIDATED
Operating Revenues	$ 1,495,931	$ 1,449,626	3.2	$ 2,828,248	$ 2,739,673	3.2
Cash Operating Expenses (A)(B)	(1,117,361)	(1,022,324)	9.3	(2,117,793)	(1,979,171)	7.0

Operating Cash Flow (C) (D)	378,570	427,302	(11.4)	710,455	760,502	(6.6)
Depreciation and Amortization Expense	(59,813)	(57,783)	3.5	(118,423)	(114,574)	3.4

Total Operating Profit (D)	$ 318,757	$ 369,519	(13.7)	$ 592,032	$ 645,928	(8.3)

(A)

The Company uses cash operating expenses to evaluate internal performance. The Company has presented cash operating expenses because it is a common measure used by rating agencies, financial analysts and investors. Cash operating expense is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$874,813	$289,656	$12,705	$1,177,174
Less: depreciation and amortization expense	46,148	13,257	408	59,813

Cash operating expenses	$828,665	$276,399	$12,297	$1,117,361

Following is a reconciliation of operating expenses to cash operating expenses for the second quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$778,983	$286,971	$14,153	$1,080,107
Less: depreciation and amortization expense	44,240	13,007	536	57,783

Cash operating expenses	$734,743	$273,964	$13,617	$1,022,324

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$1,688,848	$521,771	$25,597	$2,236,216
Less: depreciation and amortization expense	91,241	26,353	829	118,423

Cash operating expenses	$1,597,607	$495,418	$24,768	$2,117,793

Following is a reconciliation of operating expenses to cash operating expenses for the first half of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating expenses	$1,554,965	$513,238	$25,542	$2,093,745
Less: depreciation and amortization expense	89,232	24,277	1,065	114,574

Cash operating expenses	$1,465,733	$488,961	$24,477	$1,979,171

(B)

Publishing cash operating expenses for both the second quarter and first half of 2004 include a charge of $17 million for the elimination of 375 positions and a charge of $35 million related to the anticipated settlement with advertisers regarding misstated circulation at Newsday and Hoy, New York.

(C)

Operating cash flow is defined as operating profit before depreciation and amortization. The Company uses operating cash flow along with operating profit and other measures to evaluate the financial performance of the Company’s business segments. The Company has presented operating cash flow because it is a common alternative measure of financial performance used by rating agencies, financial analysts and investors. These groups use operating cash flow along with other measures as a way to estimate the value of a company. The Company’s definition of operating cash flow may not be consistent with that of other companies. Operating cash flow does not represent cash provided by operating activities as reflected in the Company’s consolidated statements of cash flows, is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(D)	Operating profit for each segment excludes interest income and expense, equity earnings and losses, non-operating items and income taxes.

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$171,051	$160,411	$(12,705)	$318,757
Add back: depreciation and amortization expense	46,148	13,257	408	59,813

Operating cash flow	$217,199	$173,668	$(12,297)	$378,570

Following is a reconciliation of operating profit (loss) to operating cash flow for the second quarter of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$234,652	$149,020	$(14,153)	$369,519
Add back: depreciation and amortization expense	44,240	13,007	536	57,783

Operating cash flow	$278,892	$162,027	$(13,617)	$427,302

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2004:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$360,599	$257,030	$(25,597)	$592,032
Add back: depreciation and amortization expense	91,241	26,353	829	118,423

Operating cash flow	$451,840	$283,383	$(24,768)	$710,455

Following is a reconciliation of operating profit (loss) to operating cash flow for the first half of 2003:

	Publishing	Broadcasting and Entertainment	Corporate	Consolidated
Operating profit (loss)	$432,253	$239,217	$(25,542)	$645,928
Add back: depreciation and amortization expense	89,232	24,277	1,065	114,574

Operating cash flow	$521,485	$263,494	$(24,477)	$760,502

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Second Quarter Ended June 27, 2004
(In thousands)

	Second Quarter (13 weeks)			Year-to-Date (26 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$ 344,294	$ 326,876	5.3	$ 649,531	$ 618,634	5.0
National	195,878	191,972	2.0	396,583	385,131	3.0
Classified	278,061	261,248	6.4	546,842	516,312	5.9

Sub-Total	818,233	780,096	4.9	1,592,956	1,520,077	4.8
Circulation	165,006	166,173	(0.7)	330,909	336,079	(1.5)
Other	62,625	67,366	(7.0)	125,582	131,062	(4.2)

Segment Total (A)(B)	1,045,864	1,013,635	3.2	2,049,447	1,987,218	3.1

Broadcasting & Entertainment
Television (C)	367,928	353,851	4.0	674,367	643,107	4.9
Radio/Entertainment	82,139	82,140	–	104,434	109,348	(4.5)

Segment Total (D)	450,067	435,991	3.2	778,801	752,455	3.5

Consolidated Revenues (E)	$1,495,931	$1,449,626	3.2	$2,828,248	$2,739,673	3.2

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 3.1% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 2.0% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.8% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Second Quarter Ended June 27, 2004
(In thousands)

	Second Quarter (13 weeks)			Year-to-Date (26 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	607	644	(6)	1,228	1,282	(4)
Chicago Tribune	565	574	(2)	1,099	1,088	1
Newsday	422	414	2	784	747	5
Other Daily Newspapers (B)	3,672	3,508	5	7,191	6,772	6

Total	5,266	5,140	2	10,302	9,889	4

Part Run
L.A. Times	1,460	1,460	–	2,901	2,860	1
Chicago Tribune	1,673	1,514	11	3,217	2,800	15
Newsday	523	512	2	950	922	3
Other Daily Newspapers (B)	1,603	1,591	1	3,152	3,118	1

Total	5,259	5,077	4	10,220	9,700	5

Total Advertising Inches
Full Run
Retail	1,602	1,528	5	3,034	2,877	5
National	998	975	2	1,997	1,894	5
Classified	2,666	2,637	1	5,271	5,118	3

Sub-Total	5,266	5,140	2	10,302	9,889	4
Part Run	5,259	5,077	4	10,220	9,700	5

Total	10,525	10,217	3	20,522	19,589	5

Preprint Pieces
L.A. Times	884,310	760,087	16	1,640,073	1,425,787	15
Chicago Tribune	1,100,205	824,885	33	2,002,760	1,585,769	26
Newsday	708,427	709,446	–	1,345,507	1,372,840	(2)
Other Daily Newspapers (B)	990,774	962,324	3	1,963,547	1,879,871	4

Total	3,683,716	3,256,742	13	6,951,887	6,264,267	11

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.

TRIBUNE COMPANY
SUMMARY OF REVENUES (Unaudited)
For Period 6 Ended June 27, 2004
(In thousands)

	Period 6 (5 weeks)			Year-to-Date (26 weeks)
	2004	2003	% Change	2004	2003	% Change
Publishing
Advertising
Retail	$135,513	$121,084	11.9	$ 649,531	$ 618,634	5.0
National	74,549	79,094	(5.7)	396,583	385,131	3.0
Classified	106,183	103,278	2.8	546,842	516,312	5.9

Sub-Total	316,245	303,456	4.2	1,592,956	1,520,077	4.8
Circulation	62,571	63,222	(1.0)	330,909	336,079	(1.5)
Other	23,190	24,609	(5.8)	125,582	131,062	(4.2)

Segment Total (A)(B)	402,006	391,287	2.7	2,049,447	1,987,218	3.1

Broadcasting & Entertainment
Television (C)	145,548	133,830	8.8	674,367	643,107	4.9
Radio/Entertainment	34,391	37,643	(8.6)	104,434	109,348	(4.5)

Segment Total (D)	179,939	171,473	4.9	778,801	752,455	3.5

Consolidated Revenues (E)	$581,945	$562,760	3.4	$2,828,248	$2,739,673	3.2

(A)	Interactive advertising revenues for 2004 and 2003 are included in the appropriate publishing categories.

(B)	Publishing revenues for 2003 have been reclassified to conform with the 2004 presentation. There was no effect on total revenues.

(C)	Includes KPLR-TV, St. Louis and KWBP-TV, Portland, both acquired in March of 2003. Excluding acquisitions, television revenues increased 3.1% for the year-to-date.

(D)	Excluding acquisitions, broadcasting and entertainment revenues increased 2.0% for the year-to-date.

(E)	Excluding acquisitions, consolidated revenues increased 2.8% for the year-to-date.

TRIBUNE COMPANY
SUMMARY OF NEWSPAPER ADVERTISING VOLUME (Unaudited) (A)
For Period 6 Ended June 27, 2004
(In thousands)

	Period 6 (5 weeks)			Year-to-Date (26 weeks)
	2004	2003	% Change	2004	2003	% Change
Full Run
L.A. Times	244	253	(4)	1,228	1,282	(4)
Chicago Tribune	220	230	(4)	1,099	1,088	1
Newsday	173	165	5	784	747	5
Other Daily Newspapers (B)	1,428	1,350	6	7,191	6,772	6

Total	2,065	1,998	3	10,302	9,889	4

Part Run
L.A. Times	599	582	3	2,901	2,860	1
Chicago Tribune	653	595	10	3,217	2,800	15
Newsday	205	196	5	950	922	3
Other Daily Newspapers (B)	605	606	–	3,152	3,118	1

Total	2,062	1,979	4	10,220	9,700	5

Total Advertising Inches
Full Run
Retail	631	560	13	3,034	2,877	5
National	383	393	(3)	1,997	1,894	5
Classified	1,051	1,045	1	5,271	5,118	3

Sub-Total	2,065	1,998	3	10,302	9,889	4
Part Run	2,062	1,979	4	10,220	9,700	5

Total	4,127	3,977	4	20,522	19,589	5

Preprint Pieces
L.A. Times	356,511	288,997	23	1,640,073	1,425,787	15
Chicago Tribune	450,943	299,158	51	2,002,760	1,585,769	26
Newsday	276,523	266,767	4	1,345,507	1,372,840	(2)
Other Daily Newspapers (B)	384,470	355,465	8	1,963,547	1,879,871	4

Total	1,468,447	1,210,387	21	6,951,887	6,264,267	11

(A)

Volume for 2003 has been modified to conform with the 2004 presentation. Volume is based on preliminary internal data, which may be updated in subsequent reports. Advertising volume is presented only for daily newspapers.

(B)

Other daily newspapers include The Baltimore Sun, South Florida Sun-Sentinel, Orlando Sentinel, The Hartford Courant, The Morning Call, Daily Press, The Advocate, Greenwich Time, Hoy, New York, Hoy, Chicago and Hoy, Los Angeles.